UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934.

Date of Report: November 27, 2013

(Date of earliest event reported)

Oragenics, Inc.

(Exact name of registrant as specified in its charter)

FL	001-32188	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4902 Eisenhower Boulevard, Suite 125 Tampa, FL	33634
(Address of principal executive offices)	(Zip Code)

813-286-7900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(e)	Compensatory Arrangements of Certain Officers.

Long Term Performance Based Incentive Program (LTIP) Awards. On November 27, 2013, the Compensation Committee also determined that one of the performance goals established in the Company’s Long Term Incentive Programs (“LTIP”) as part of executive compensation had been achieved. The performance goal met was the goal related to the Capital raise by the Company of $12,000,000 or more in a single year. On October 1, 2013 the Company announced the sale of 1,300,000 million shares of Oragenics’ common stock in a private placement at a price per share of $3.00 for an aggregate purchase price of $3,900,000. On November 20, 2013 the Company announced the sale of 4,400,000 shares of Oragenics’ common stock in an underwritten public offering at a public offering price of $2.50 per share for aggregate gross proceeds of $11,000,000.

As a result of the Compensation Committee’s determination, and pursuant to the LTIP, Dr. John Bonfiglio, the Company’s Chief Executive Officer, Michel Sullivan, the Company’s Chief Financial Officer, and Dr. Martin Handfield, the Company’s Vice President of Research and Development, were entitled to the awards of Company common stock under the Company’s 2012 Equity Incentive Plan (the “2012 Plan”) set forth in the table below.

Executive Officer Name and Position	Approved Award Percentage	Total Number of Shares of Common Stock Awarded	Number of Shares of Common Stock retained for Tax payments	Number of Shares of Common Stock Issued
John Bonfiglio, CEO	.50%	174,533	60,000	114,533
Michael Sullivan, CFO	.22%	76,795	26,795	50,000
Martin Handfield, VP R&D	.17%	59,341	26,841	32,500

Also on November 27, 2013 the Board met and determined that a similar performance goal under the previously established Long Term Incentive Program for the compensation of non-employee directors had been met. As a result, the Board approved the award under the 2012 Plan of 0.11% of the Company’s outstanding common stock, or 38,397 shares of common stock under the Plan, to each of the Company’s non-employee directors, Frederick Telling, Charles Pope, Alan Dunton, Christine Koski and Robert Koski.

The closing price of the Company’s stock on November 27, 2013, was $3.00 per share and the Company had 34,906,685 shares of common stock outstanding prior to such awards.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 2nd day of December, 2013.

ORAGENICS, INC. (Registrant)

BY:	/s/ Michael Sullivan
Michael Sullivan
Chief Financial Officer